EXHIBIT 21
SUBSIDIARIES OF NAUTILUS, INC.
Nautilus, Inc., a Washington corporation
Nautilus International Holdings, S.A., a Swiss corporation
Nautilus International, S.A., a Swiss corporation
Nautilus International GmbH, a German corporation
Nautilus Fitness UK Ltd., a United Kingdom corporation
Nautilus Fitness Canada, Inc., a Canadian corporation
Nautilus (Shanghai) Fitness Co., Ltd., a Chinese corporation